Exhibit 8.3

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606-0089
T 312.368.4000
F 312.236.7516
W www.dlapiper.com

August 28, 2018

W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York  10020
Attn:  Chief Executive Officer and Chief Financial Officer

CPA17 Merger Sub LLC,

c/o W. P. Carey Inc.
50 Rockefeller Plaza
New York, NY 10020

Attn:  Chief Executive Officer and Chief Financial Officer

Ladies and Gentlemen:

We have acted as counsel to W. P. Carey Inc., a Maryland corporation (“W. P. Carey”), in connection with that certain Agreement and Plan of Merger, dated as of June 17, 2018 (the “Merger Agreement”), by and among Corporate Property Associates 17 – Global Incorporated, a Maryland corporation (“CPA:17 – Global”), W. P. Carey, the ultimate parent of the external manager of CPA:17 – Global, CPA17 Merger Sub LLC, a Maryland limited liability company and an indirect subsidiary of W. P. Carey (“Merger Sub”), and, for the limited purposes therein, Carey Asset Management Corp., W. P. Carey & Co. B.V., and W. P. Carey Holdings, LLC, each an indirect subsidiary of W. P. Carey, and CPA:17 Limited Partnership, a Delaware limited partnership.

As described in a Registration Statement on Form S-4, File No. 333-226408 and the related joint proxy statement/prospectus filed by W. P. Carey with the U.S. Securities and Exchange Commission (the “SEC”) on July 27, 2018 (as amended, the “Registration Statement”), and pursuant to the Merger Agreement, the parties thereto intend to merge (the “Merger”) CPA:17 – Global with and into Merger Sub, with Merger Sub surviving the Merger as a direct subsidiary of

WPC Holdco LLC, a Maryland limited liability company and a direct subsidiary of W. P. Carey (“WPC Holdco”).

In connection with Section 5.2(g) of the Merger Agreement, you have requested our opinion that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code.

BACKGROUND

Upon the terms and subject to the conditions set forth in the Merger Agreement, CPA:17 – Global shall merge with and into Merger Sub.  Following the Merger, Merger Sub will continue as the surviving corporation (the “Surviving Company”) and a direct subsidiary of WPC Holdco, and the separate corporate existence of CPA:17 – Global will cease.  W. P. Carey will maintain its existence as a real estate investment trust (“REIT”) under Section 856 of the Code.

DOCUMENTS REVIEWED

In rendering the opinion expressed herein, we have examined and relied on: (i) the Merger Agreement, (ii) the Registration Statement, (iii) certificates of representations, each of which is dated August 28, 2018, provided by W. P. Carey and CPA:17 – Global, respectively (the “Certificates of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

OPINION AND GENERAL LIMITATIONS

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. An opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits of the issue, if the issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position asserted by the IRS.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the effective time of the Merger, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Registration Statement.

For purposes of rendering the opinion expressed herein, we have also assumed that the representations contained in the Certificates of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, that all parties related to the Merger have complied with and will continue to comply with the covenants and agreements set forth in the Certificates of Representations and the Merger Agreement, and that each representation that is stated in the Certificates of Representations to be made to the best of the knowledge of the parties related to the Merger is accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger without regard to such qualification as to the best of knowledge of any of the party related to the Merger.

Our opinion could be affected if any of the facts set forth in the Merger Agreement, the Registration Statement or the Certificates of Representations or other documents, records and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificates of Representations.

Based upon and subject to the foregoing, we are of the opinion that the merger of CPA:17 – Global with and into Merger Sub will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.

The opinion expressed herein represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming. The opinion expressed herein represents our conclusions based upon the assumptions, documents, facts, representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinion expressed herein is (i) limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of W. P. Carey in connection with the Registration Statement. We assume no obligation to update our opinion in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinion.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)